Exhibit 10.4

CAPITAL AUTOMOTIVE REIT
Deferred Compensation and Stock Plan For Trustees

ARTICLE I
INTRODUCTION

     1.1 This Deferred Compensation and Stock Plan (the “Trustee Plan”) is established by Capital Automotive REIT (the “Company”) for the benefit of its Trustees and their Beneficiaries (as such terms are defined below), and it shall be maintained according to the terms hereof. The Company shall have the sole authority to amend, interpret, manage, and administer the Trustee Plan.

ARTICLE II
DEFINITIONS

     2.1 DEFINITIONS. When used herein, the following words and phrases shall have the meanings assigned to them, unless the context clearly indicates otherwise:

     (a) “Beneficiary” means the person or persons, natural or otherwise, designated by a Trustee under section 8.1.

     (b) “Board of Trustees” means the board of trustees of Capital Automotive REIT.

     (c) “Cash Deferred Fee Account” means a bookkeeping account established by the Company in the name of a Trustee to which is credited (1) any Trustee’s Fees that are deferred by the Trustee under section 3.1(a) and directed into the Cash Deferred Fee Account under section 3.1(b), and (2) any interest that is credited by the Company under Article IV.

     (d) “Deferred Fee Accounts” means a Trustee’s Cash Deferred Fee Account and Stock Deferred Fee Account.

     (e) “Deferred Fee Agreement” means the written agreement, substantially in the form of Exhibit A hereto, between the Company and a Trustee, which, together with the Trustee Plan, governs the Trustee’s rights to payment of deferred Trustee’s Fees (adjusted for investment performance) under the Trustee Plan.

     (f) “Trustee” means a member of the Board of Trustees.

     (g) “Trustee’s Fees” means the annual retainer paid to a Trustee, any fees paid to a Trustee for attending meetings of the Board of Trustees or any committee of the Board of Trustees, and any fees paid to a Trustee for serving as chairman of a committee of the Board of Trustees.

     (h) “Fair Market Value” means the closing sale price of a share of Company common stock if the shares trade on a national securities exchange, and otherwise as determined under the Capital Automotive Group Second Amended and Restated 1998 Equity Incentive Plan (the “Equity Incentive Plan”).

     (i) “Financial Hardships” means a financial hardship of the Trustee resulting from an illness or accident of the Trustee, the Trustee’s spouse, or the Trustee’s dependent, loss of the Trustee’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by homeowner’s insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Trustee. The existence of a financial hardship shall be determined by the President of the Company in his discretion.

     (j) “Interest” means the amount of interest credited to a Trustee’s Cash Deferred Fee Account at five percent (5%) per annum.

     (k) “Trustee Plan” means the Capital Automotive REIT Deferred Compensation and Stock Plan for Trustees set forth in this document effective as of January 1, 2004, as amended by the Company from time to time.

     (l) “Shares” means phantom shares of the Company’s common stock.

     (m) “Stock Deferred Fee Accounts” means a bookkeeping account established by the Company in the name of a Trustee to which are credited (1) Shares for any Trustee’s Fees that are deferred by the Trustee under section 3.1(a) and directed into the Stock Deferred Fee Account under section 3.1(b), and (2) any additional Shares that are credited by the Company under Article V.

ARTICLE III
DEFERRAL OF TRUSTEE’S FEES

     3.1 ELECTION TO DEFER FEES.

     (a) The election to defer Trustee’s Fees earned for a given year shall be made no later than December 15 of the previous year by filing a Deferred Fee Agreement with the Company. For a new Trustee, the election to defer Trustee’s Fees earned during his or her initial calendar year of service shall be made within thirty days following the Trustee’s election or appointment.

     (b) When a Trustee elects to defer Trustee’s Fees under section 3.1(a), the Trustee shall also elect whether amounts deferred should be credited to his or her Cash Deferred Fee Account or to his or her Stock Deferred Fee Account.

     3.2 CREDITING TO DEFERRED FEE ACCOUNTS.

     (a) When a Trustee elects under section 3.1(b) to have Trustee’s Fees credited to his or her Cash Deferred Fee Account, the Company shall credit the Trustee’s Cash Deferred Fee Account, on the next business day following each regularly scheduled Board of Trustees meeting, with the amount of such Trustee’s Fees accrued since the last regularly scheduled Board of Trustees meeting.

     (b) When a Trustee elects under section 3.1(b) to have Trustee’s Fees credited to his or her Stock Deferred Fee Account, the Company shall credit the Trustee’s Stock Deferred Fee Account, on the next business day following each regularly scheduled quarterly Board of Trustees meeting, with a certain number of Shares. The number of Shares credited to the Stock Deferred Fee Account shall be the quotient of the amount of Trustee’s Fees accrued since the last regularly scheduled Board of Trustees meeting, divided by the Fair Market Value of the Company’s common stock on such date. No fractional Shares shall be credited under the Trustee Plan – the number of Shares credited shall always be rounded up to the next whole share.

     3.3 MODIFICATION OR REVOCATION OF DEFERRAL. A Trustee may, on a prospective basis only, revoke his or her election to defer Trustee’s Fees or change his or her election regarding the Deferred Fee Account to which his or her deferred Trustee’s Fees are credited by a written revocation to the Secretary of the Company.

ARTICLE IV
INTEREST

     4.1 INTEREST. Interest on the balance shall be credited to each Trustee’s Cash Deferred Fee Account, as of the end of each calendar quarter, at a rate of 5% per annum.

ARTICLE V
DIVIDENDS

     5.1 CREDITING OF DIVIDENDS. Each Trustee with shares credited to his or her Stock Deferred Fee Account on the record date of a dividend on the Company’s common stock shall be credited on the payment date of the dividend with a number of Shares (rounded up to the next whole share) determined by dividing the product of the number of shares credited to the Trustee’s Stock Deferred Fee Account on the dividend record date and the dividend per share on the Company’s common stock by the Fair Market Value of the Company’s common stock on the dividend payment date.

ARTICLE VI
PAYMENT OF DEFERRED FEES

     6.1 DEFERRED FEES. A Trustee shall be entitled to receive a benefit equal to the amounts credited to his or her Deferred Fee Accounts at the time specified in such Trustee’s Deferred Fee Agreement. Amounts credited to a Trustee’s Cash Deferred Fee Account shall be paid in cash. Shares credited to a Trustee’s Stock Deferred Fee Account shall, at the option of the Company, be (i) converted into common shares of the Company and issued to the Trustee, or (ii) paid to the Trustee in cash in an amount equal to the number of credited Shares multiplied by the Fair Market Value of the Company’s common stock on the payment date.

     6.2 PAYMENT. The amount credited to the Trustee’s Deferred Fee Accounts shall be paid in a lump sum in accordance with the terms of such Trustee’s Deferred Fee Agreement. Notwithstanding the foregoing, no payment of common shares from a Trustee’s Stock Deferred Fee Account shall be made unless the Company may validly issue common shares at such time pursuant to all applicable rules and regulations, including but not limited to corporate law, securities law and stock exchange rules. If common shares may not be issued, subject to compliance with applicable securities laws requirements, the Fair Market Value of the Shares credited to a Trustee’s Stock Deferred Fee Account shall be distributed in cash.

ARTICLE VII
HARDSHIP WITHDRAWALS

     7.1 WITHDRAWALS FROM DEFERRED FEE ACCOUNTS. Except as set forth in the following sentence, no Trustee, Beneficiary, nor any other individual or entity shall have any right to make any early withdrawals from such Trustee’s Deferred Fee Accounts. A Trustee may, in the discretion of the Company, be entitled to withdraw all or a portion of the amount credited to his or her Deferred Fee Accounts in the event of financial hardship. Withdrawals from the Cash Deferred Fee Account shall be payable in cash and withdrawals from the Stock Deferred Fee Account shall be payable in common shares, subject to the provisions of Section 6.1 and 6.2.

ARTICLE VIII
BENEFICIARIES

     8.1 DESIGNATION OF BENEFICIARY. Each Trustee may designate from time to time any person or persons, natural or otherwise, as his or her Beneficiary or Beneficiaries to whom benefits are to be paid if he or she dies while entitled to benefits. Each Beneficiary designation shall be made either in the Deferred Fee Agreement or on a form prescribed by the Secretary of the Company and shall be effective only when filed with the Secretary during the Trustee’s lifetime. Each Beneficiary designation filed with the Secretary shall revoke all Beneficiary designations previously made by the Trustee. The revocation of a Beneficiary designation shall not require the consent of any designated Beneficiary. If the Trustee’s designated Beneficiary predeceases the Trustee, or no Beneficiary has been designated, the Trustee’s Beneficiary shall be deemed to be the Trustee’s spouse or, if none, the Trustee’s estate.

ARTICLE IX
ADMINISTRATION

     9.1 PLAN LIMITATIONS. At no time shall the number of shares reserved for issuance pursuant to this Trustee Plan, together with the shares reserved for issuance pursuant to all other stock option, stock purchase or similar plans of the Company, exceed the number of shares available under the Equity Incentive Plan.

     9.2 RIGHT TO TERMINATE. The Board of Trustees may amend or terminate the Trustee Plan at any time in whole or in part. No amendment or termination of the Trustee Plan shall reduce any amounts credited to a Trustee’s Deferred Fee Accounts, any amount owed to him or her by the Company as of the date of amendment or termination, or the amount of Interest accrued or number of Shares credited, as of such date, to his or her account.

     9.3 UNFUNDED OBLIGATION. The obligation of the Company to pay any benefits under the Trustee Plan shall be unfunded and unsecured, and any payments under the Trustee Plan shall be made from the general assets of the Company. Trustee’s rights under the Trustee Plan are not assignable or transferable other than by will or the laws of descent and distribution, and such rights are exercisable during the Trustee’s lifetime only by him or her, or by his or her guardian or legal representative.

     9.4 WITHHOLDING. The Trustees, their Beneficiaries and personal representatives shall bear any and all federal, state, local or other taxes imposed on benefits under the Trustee Plan. The Company may deduct from any distributions under the Trustee Plan the amount of any taxes required to be withheld from such distribution by any federal, state or local government, and may deduct from any compensation or other amounts payable to the Trustee the amount of any taxes required to be withheld with respect to any other amounts under the Trustee Plan by any federal, state or local government.

     9.5 APPLICABLE LAW. This Trustee Plan shall be construed and enforced in accordance with the laws of the State of Maryland, except to the extent superseded by federal law.

     9.6 ADMINISTRATION AND INTERPRETATION. The President of Capital Automotive REIT shall have the authority and responsibility to administer and interpret the Trustee Plan. Benefits due and owing to a Trustee or Beneficiary under the Trustee Plan shall be paid when due without any requirement that a claim for benefits be filed. However, any Trustee or Beneficiary who has not received the benefits to which he or she believes himself or herself entitled may file a written claim with the President, who shall act on the claim within thirty days, and such action on any such claim shall be conclusive. If there is any conflict or inconsistency between the terms of the Equity Incentive Plan and the Trustee Plan, the terms of the Equity Incentive Plan shall apply.

EXHIBIT A

DEFERRED FEE AGREEMENT

     This Agreement between Capital Automotive REIT (the “Company”) and                                        (the “Trustee”) is made as of December 15, 20                   , under the Capital Automotive REIT Deferred Compensation and Stock Plan for Trustees (the “Trustee Plan”).

     1. DEFERRED FEE PLAN. The Trustee agrees to the terms and conditions of the Trustee Plan, a copy of which has been delivered to the Trustee and constitutes a part of this Agreement. Capitalized words and phrases in this Agreement shall have the meaning given to them in the Trustee Plan, unless the context clearly indicates otherwise.

     2. ELECTION TO DEFER FEES. The Trustee authorizes and directs the Company to defer the Trustee’s Fees earned on and after January 1, 20                   . The Trustee may at any time revoke this election on a prospective basis beginning after the date of such revocation by delivering to the Secretary of the Company a written revocation of the election.

     3. INVESTMENT OF DEFERRED FEES. The Trustee elects to have his or her deferred Trustee’s Fees credited to (check one):

                   A) Cash Deferred Fee Account

OR

                   B) Stock Deferred Fee Account

     4. TIME OF DISTRIBUTION. The Trustee elects to receive the amount of Deferred Fees credited to his or her Deferred Fee Accounts pursuant to this Agreement on the earlier of                                       , 20                   , and January 15 of the year following his or her termination of service as a Trustee.

     5. BENEFICIARY. The Trustee requests that, following his or her death, any amounts remaining in his or her Deferred Fee Accounts be paid (in accordance with Section 4 above) to the Beneficiary or Beneficiaries he or she has designated below:

     This form supersedes any previous Beneficiary designation I may have previously made under the Trustee Plan.

NAME & ADDRESS	RELATIONSHIP	PERCENTAGE

NAME & ADDRESS	RELATIONSHIP	PERCENTAGE

NAME & ADDRESS	RELATIONSHIP	PERCENTAGE

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written above.

Trustee

CAPITAL AUTOMOTIVE REIT

By

Name:

Title:

2